Exhibit 10.4

February 3, 2015

Paul Slavin

Chief Operating Officer
Everyday Health, Inc.
345 Hudson Street, 16th Floor

New York City, NY 10014

Dear Paul:

While the Everyday Health, Inc. (“Company”) management team and Board of Directors (“Board”) will miss your involvement in day-to-day operations and strategic vision, we understand your desire to put in place a transition plan at this time. As you prepare for your next endeavors, it is with tremendous gratitude for your friendship, service and leadership that I am pleased to set forth below the terms of your transition. These terms are referred to herein as the “Agreement.”

1. Separation Date. We have agreed that your last day of employment with the Company and your employment termination date will be March 31, 2015 (the “Separation Date”). From February 1, 2015 through March 31, 2015, you shall serve as Executive Vice President, Special Advisor to the Chief Executive Officer. This Agreement shall supersede the employment letter between you and the Company dated August 17, 2011, as amended on February 25, 2013 (collectively, the “Employment Letter”), and the Employment Letter is hereby terminated with no further force or effect.

2. Transition Period and Duties. Beginning April 1, 2015 and continuing through and including September 30, 2016 (the “Advisory Period”), you have agreed to provide advisory and transition services to the Company. It is expected that the advisory and transition services shall focus on representing the Company at external media and other functions, assisting the Company maintain excellent relations with the celebrities and public personalities that partner with the Company and assist the Company with business development activities across the media community. During the Advisory Period, you shall also serve as a member of the Company’s Advisory Board and participate in all activities of such Advisory Board. During the Advisory Period, in light of the change in your role, you will no longer have, and will not represent that you have, legal authority to act on behalf of or to bind the Company. You understand and agree that the services you provide during the Advisory Period shall not operate to create a contract of employment with the Company. Further, such services will be provided by you as an independent contractor to the Company. Through May 31, 2015, the Company shall provide office space to you and assistant support, as well as the general administrative services of the office (including your existing Company email address).

3. Accrued Salary. On or before the first regularly scheduled payroll date following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and required withholdings.

4. Separation Payment. Pursuant to the terms of your offer letter dated August 17, 2011 and amended as of February 25, 2013, and provided you execute and do not revoke this Agreement, you will receive separation pay equal to $350,000.00, less applicable withholdings, which amount is equal to twelve months of your current base salary, paid as continued salary on the Company’s regular payroll schedule over the twelve months following your Separation Date. Because you are specified employee within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), the payment of this amount will be delayed for a period of six months until October 1, 2015. On the next regular payroll on or following October 1, 2015, you will receive a lump sum payment equal to the amount of base salary you would have received between April 1, 2015 and the date on which the payment is made and thereafter shall continue to receive your base salary pursuant to the Company’s regular payroll schedule through March 31, 2016.

5. Advisory Services Fee.

(a) Transition Payment. The Company will pay you, as part of the transition, the gross amount of Five Hundred Thousand Dollars ($500,000.00), subject to required withholdings. This amount will be paid in two installments - $250,000 by April 15, 2015 and the remaining $250,000 by June 1, 2015.

(b) Advisory Services Fee. The Company will pay you a fee in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) as additional consideration hereunder by September 1, 2015. This fee shall not be subject to withholdings and will be reported by the

Company to the IRS via Form 1099. You understand and agree that you will be responsible for all taxes associated with such fee.

6. Stock Options. All outstanding options granted to you under the Company’s 2003 Stock Option Plan (the “Plan”) shall continue to vest during the Advisory Period. As part of this Agreement, the Company shall permit you (or in the event of your death or disability, your heirs, executors and legal representatives, as applicable) to exercise any or all of your vested options as of the end of the Advisory Period on or before September 30, 2017. Except as stated herein, your options shall be subject to the terms of the Plan and grant documents.

7. Health Benefits. You shall have the option to continue health coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and you will be provided with a separate letter addressing your rights to purchase continuing health coverage and the costs associated therewith. In the event you elect to participate in COBRA, the Company will pay your health insurance premiums pursuant to COBRA for a period not to exceed eighteen (18) months from the Separation Date.

8. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, the Company is not obligated to provide you with any additional compensation, severance, or benefits after the Separation Date. Specifically, you understand and agree that the compensation and benefits provided to you in this Agreement are in lieu of and not in addition to any other compensation or benefit to which you may otherwise be entitled to, including, but not limited to, the compensation and benefits provided for in the Employment Letter.

9. Expense Reimbursements. You agree that, within 30 days of the Separation

Date, you will submit any final documented expenses incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. The Company will reimburse reasonable expenses incurred in connection with your duties during the Advisory Period pursuant to its regular business practice.

10. Return of Company Property. By September 30, 2016, unless requested earlier by the Company, you agree to use commercially reasonable efforts to return to the Company or delete all tangible Company documents (and all tangible copies thereof) and other tangible Company property that you have in your possession, including, but not limited to, Company files, notes, records, business plans and forecasts, and financial information, and any tangible materials of any kind that contain or embody any proprietary or confidential information of the Company (and all tangible reproductions thereof).

11. Confidential Information Obligations and Restrictive Covenants.

(a) You understand and agree that, after the Separation Date and during and after the Advisory Period, you shall hold in strict confidence and shall not disclose, directly or indirectly, to any third party, person, firm, corporation or other entity, irrespective of whether such person or entity is a competitor of the Company or is engaged in a business similar to that of the Company, any Confidential Information (as defined below) of the Company or any subsidiary of the Company obtained or developed by you from, through, or in the course of your employment with the Company or your services hereunder. “Confidential Information” means any information used by or belonging or related to the Company or any of its affiliates that is not known generally to the industry in which the Company is or may be engaged and which the

Company maintains on a confidential basis including without limitation any and all intellectual property, trade secrets and proprietary information, information relating to the Company’s business and services, employee information, customer lists and records, business processes, procedures or standards, know-how, technology, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that the Company advises you should be treated as confidential information (including information conceived, discovered or developed by you), that you learn of, possess, or have access through your employment by the Company or your services under this Agreement, related to the Company, its business partners, or the business of its customers or potential customers.

(b) Notwithstanding the foregoing limitations, you shall not be required to keep confidential any information that: (i) is known or available through other lawful sources, or (ii) is or becomes publicly available or generally known in the industry through no fault of yours, your agents or another individual or entity that owes a duty of confidentiality to the Company, or (iii) is required to be disclosed pursuant to any statutes, laws, rules, regulations, ordinances, codes, directives, writs, injunctions, decrees, judgments, and orders of any governmental body (provided the Company is given reasonable prior notice).

(c) Notwithstanding anything in this Agreement to the contrary, you understand and agree that the assignment of inventions provided for in Section 4 of your Agreement to Protect Confidential Information, Assign Inventions, and Protect Unfair Competition and Unfair Solicitation (“Assignment and Disclosure of Inventions”) remains effective. You also agree to continue to cooperate with the Company, at the Company’s sole cost and expense, both during and after employment and after your services under this

Agreement, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to assigned inventions. This includes signing all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which are reasonably necessary in order to protect its rights and interests. You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers, any officer of the Company shall be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions which may be reasonably necessary to protect the Company’s rights and interests in any assigned invention.

(d) You further understand and agree that through the Advisory Period, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, without the written approval of the Company:

(1) perform services for the following entities and any of their subsidiaries: (i) Remedy Health; (ii) Healthgrades; (iii) Sharecare; (iv) Athena Health; and (v) Physicians Interactive.

(2) interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company, or any subsidiary of the Company, and any customer, vendor, licensor, or supplier of the Company or any subsidiary of the Company; or

(3) solicit for employment or offer employment to (directly or indirectly, individually or in connection with any new employer or other business partner) any person who is a then current employee of the Company or any subsidiary of the Company or has left the Company or any subsidiary of the Company in the preceding three (3) months.

Notwithstanding the foregoing, for three years following the Separation Date, you will not, as an officer, director, employee, consultant, partner, or in any other capacity, either directly or through others, without the written approval of the Company: (i) perform services for WebMD and/or any of its subsidiaries; or (ii) work with any of the celebrities and public personalities that were partners with the Company during your employment with the Company or that you engage with as part of the advisory services that you provide the Company.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family, prospective employers and business partners, and financing sources; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements, including but not limited to, Securities and Exchange Commission filings; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

11. Non-disparagement. The Company shall instruct its officers and directors not to disparage you in any manner or through any medium likely to be harmful to you or your business, business reputation or your personal reputation. You agree not to disparage the Company and its officers and directors, in any manner or through any medium likely to be harmful to them or their business or business reputation each as related to the Company and its subsidiaries. In the event that either party violates the non-disparagement obligation (or, in the case of the Company, any of its officers or directors fail to abide by the above instruction), the other party shall be permitted to respond as they reasonably believe appropriate under the circumstances without being limited by the above restrictions.

12. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability by the Company to you or to any other person, and that the Company makes no such admission.

13. Release of Claims. In exchange for the mutual release provided for in this Section 13, except as provided herein, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring with respect to your relationship with the Company at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to claims under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); New York Human Rights Laws, as amended; the New York Civil Rights Act, as amended; the New York Minimum Wage Law, as amended;

Equal Pay Law for New York, as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; and any public policy, contract, tort, or common law. The foregoing release does not encompass, and you do not release: (i) any and all claims or rights that you may have with respect to your capacity as a stockholder or optionholder of the Company, including under any stockholder agreement, option plan or option grant documents and similar instruments; (ii) claims and rights to indemnification, contribution or insurance arising from your service as an employee, officer, director, stockholder or optionholder of the Company; or (iii) your rights under this Agreement. Upon request by the Company, on or after the Separation Date, you shall re-execute the release of claims set forth in this Section in order to effectuate a full release of claims through the Separation Date.

In exchange for the mutual release provided for in this Section 13, except as provided herein, the Company on behalf of itself and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, affiliates, and assigns hereby generally and completely release you and your family members, affiliates, successors and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring with respect to your relationship with the Company or service as an officer or director of the Company, at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to claims under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); New York Human Rights Laws, as amended;

the New York Civil Rights Act, as amended; the New York Minimum Wage Law, as amended; Equal Pay Law for New York, as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; and any public policy, contract, tort, or common law. The foregoing release does not encompass, and the Company does not release its rights under this Agreement.

14. Indemnification. You shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification, exculpation, contribution and reimbursement of officers, directors and/or employees of the Company. In addition, without limiting such provisions of the Certificate of Incorporation or Bylaws, or any other agreement with the Company, to the fullest extent permitted by law, the Company shall indemnify you and save and hold you harmless from and against, and pay or reimburse, any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred, if you are made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against you (whether or not in the right of the Company), by reason of the fact that you are or were a director, officer, employee, consultant, advisor or acted in such capacity on behalf of the Company, or the rendering of services by you pursuant to this Agreement or any of your prior employment agreements with the Company (including the Employment Letter), whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion. Upon your request, the Company will advance any reasonable expenses or costs, subject to your undertaking to repay any such advances in the event there is an unappealable final determination that you are not entitled to indemnification for such expenses. This provision shall survive the expiration or termination of this Agreement.

15. Application of Section 409A. To the extent that any payments and benefits provided under this Agreement constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), such payments and benefits shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) unless the Company reasonably determines that a separation from service is not a necessary precondition to payment and as a result such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. For the sake of clarity, it is intended that you incur a separation from service on the Separation Date, and the parties acknowledge that the amount of the advisory and transition services to be provided during the Advisory Period shall be at a level that is not greater than (and may be less than) 20% of the average level of services you provided over the thirty-six (36) months immediately preceding the Advisory Period. It is further intended that each installment of pay and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).

To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

16. General Provisions. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any dispute arising out of this Agreement shall be brought in the state or federal courts of the State of New York, which shall serve as the exclusive forum for any such dispute. Any ambiguity in this

Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

Everyday Health, Inc.

By:	/s/ Alan Shapiro
	Name:	Alan Shapiro
	Title:	EVP & General Counsel

I have read, understand and agree fully to the foregoing Agreement:

/s/ Paul Slavin
Paul Slavin